EXHIBIT 99

              JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES 2002 RESULTS

Mifflintown, PA - Francis J. Evanitsky, President & CEO of The Juniata Valley Bank recently announced the operating results for 2002. Earnings for the year were reported at $5,015,000 compared to $4,642,000 for 2001, this represents an increase of 8.0%. On an earnings per share basis, the year 2002 showed $2.15 per share in earnings versus $1.96 per share for 2001, an increase of 9.7%

Total assets increased to $375,735,000 in 2002 from $356,757,000 in 2001, an increase of $18,978,000. Fueled by the uncertain economy and the volatile equity market, deposits increased to $322,619,000 from $305,468,000 an increase of $17,151,000. Total loans outstanding increased by $7,499,000 to $235,497,000 for 2002 from total outstandings of $227,998,000 in 2001.

As a result of the aforementioned loan and deposit growth, and the resulting increase in earnings, The Juniata Valley Bank recorded a ROAA (Return on Average Assets) of 1.37% for 2002 versus 1.33% for 2001. Additionally, ROAE (Return on Average Equity) increased to 10.85% for 2002 from 10.47% for 2001.

Evanitsky commented "We are pleased with the results for 2002. However, it was an extremely challenging year and all indications are that 2003 will be just as challenging."

The Juniata Valley Bank was chartered in 1867 and has twelve banking offices serving Juniata, Mifflin, Perry and Huntingdon Counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.
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